Exhibit 1
Opinion and Consent of Counsel:



Kirkpatrick & Lockhart LLP
1800 Massachusetts Avenue, N.W.
2nd Floor
Washington, DC 20036-1800
(202) 778-9000

November 30, 1998
Texas Capital Value Funds, Inc.
1600 West 38th Street, Suite 412
Austin, Texas 78731

Ladies and Gentlemen:
Texas Capital Value Funds, Inc. (the "Company") is a corporation organized under the laws of the State of Maryland. We understand that the Company is about to file Post-Effective Amendment No. 6 to its Registration Statement on Form N-1A for the purpose of updating the Company's financial statements, making certain editorial changes and conforming to the revised Form N-1A.

We have, as counsel, participated in various corporate and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, as now in effect, the minutes of meetings of its board of directors and other documents relating to its organization and operation, and we are generally familiar with its corporate affairs. Based on the foregoing, it is our opinion that the issuance of shares of common stock of the Company ("Shares") has been duly authorized by the Company and that, when sold in accordance with the terms contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 6 to the Company's Registration Statement on Form N-1A (File No. 33-96334) being filed with the Securities and Exchange Commission.

Sincerely,

/s/ Kirkpatrick & Lockhart LLP
KIRKPATRICK & LOCKHART LLP